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                                                                    Exhibit 23.2


[LOGO & LETTERHEAD OF MINERAL RESOURCES DEVELOPMENT, INC.]


                      MINERAL RESOURCES DEVELOPMENT, INC.
     Property Evaluators, Developers, Consulting Geologists and Engineers



March 12, 1997



Amax Gold Inc.
9100 East Mineral Circle
Englewood, CO 80112

RE: Fort Knox Gold Project Reserve Study

Ladies and Gentlemen:

We hereby authorize the reference to the Fort Knox Gold Project, Fairbanks, Alaska, 1996 Reserve Update, dated February 26, 1997, prepared for Fairbanks Gold Mining, Inc., by Mineral Resources Development, Inc., in the annual Report on Form 10-K of Amax Gold, Inc. (File No. 1-9620), to be filed with the United States Securities and Exchange Commission:

We also confirm that we have read the descriptions of the Fort Knox Project ore reserves as contained in the Annual Report on Form 10-K and have no reason to believe that there is any misrepresentation in the information contained herein that is derived from our reports or known to us as a result of services we performed in connection with the preparation of such reports.


Sincerely,
MINERAL RESOURCES DEVELOPMENT, INC.


/s/ Frank P. Howald


By:     Frank P. Howald
Title:  Vice President, Project Management



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